Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

RadNet, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $010001 per share	(1)	Other	2,043,676	$	$101,730,988.69	0.0001531	$15,575.01

Total Offering Amounts:							$101,730,988.69		15,575.01
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$15,575.01

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Offering Note(s)

(1)	Represents the estimated maximum number of shares of RadNet, Inc. (“RadNet”) common stock, par value of $0.0001 per share (“RadNet common stock”), issuable or expected to be issued by the registrant upon the completion of the proposed merger of iCAD, Inc., a Delaware corporation (“iCAD”), with and into Trio Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of RadNet (“Merger Sub”), with iCAD surviving as a wholly-owned subsidiary of RadNet (the “Merger”), as described in the proxy statement/prospectus contained herein. The number of shares of RadNet common stock being registered is equal to the product of (a) 0.0677, the exchange ratio in the Agreement and Plan of Merger, dated as of April 15, 2025, by and among RadNet, Merger Sub and iCAD, and (b) 29,970,723 shares of common stock, par value of $0.01 per share, of iCAD (“iCAD common stock”), which is the sum of (i) 27,445,869 shares of iCAD common stock issued and outstanding as of April 29, 2025, and (ii) 2,741,368 shares of iCAD common stock potentially issuable pursuant to iCAD stock options to be assumed in the Merger. This estimate is being made solely for purposes of calculating a maximum filing fee.

Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered is solely for the purpose of calculating the registration fee and was calculated based on the product of (i) $3.37, the average of the high and low prices for shares of iCAD common stock as reported on the Nasdaq Capital Market on April 29, 2025, multiplied by (ii) 30,187,237 (which represents the estimated maximum number of shares of iCAD common stock to be exchanged for shares of RadNet common stock in the Merger, as described above).